NORWOOD FINANCIAL CORP
LISTED AMONG TOP RATED BANKS

HONESDALE – MARCH 25, 2014

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ: NWFL) and its subsidiary Wayne Bank, today announced that the Company was recognized in the first quarter 2014 edition of Bank Director magazine as one of the top 50 institutions in the country based on Capital Adjusted Profitability.  The ranking is based on profitability and capital levels for NYSE, NYSE MKT and NASDAQ-listed companies and is calculated by investment bank Sandler O’Neill & Partners, LP, based on two metrics over the eight quarters ending June, 2013: core return on tangible common equity and average tangible common equity to tangible assets, weighted equally.   The institutions on the list have both high levels of capital and high levels of profitability, a difficult thing for a bank to achieve.
Mr. Critelli commented, “We are very proud to be one of only four Pennsylvania banks included in the report.  Maintaining a high level of capital has always been a strategic objective of ours, and to couple that with strong earnings in the current economic environment is quite a challenge”.   Norwood Financial Corp, through its subsidiary, Wayne Bank operates sixteen offices in Northeastern Pennsylvania.  As of December 31, 2013, the Company had total assets of $711.2 million, loans outstanding of $503.1 million, total deposits of $541.2 million and total stockholders’ equity of $91.9 million.  The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.
Forward-Looking Statements. The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include risks related to our acquisition of North Penn Bancorp, Inc., changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com